UNITED STATES
                           SECURITIES AND EXCHANGE COMMISSION
                                 WASHINGTON, D.C. 20549

                                      SCHEDULE 13G

                       Under the Securities Exchange Act of 1934
                                   (Amendment No. 2)


                                  Micrion Corporation
                                    (Name of Issuer)

                               Common Stock, no par value
                             (Title of Class of Securities)

                                      59479P-10-2
                                     (CUSIP Number)


             Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

             *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

             The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
             Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 2 of 26


       1   Name Of Reporting Person H&Q LONDON VENTURES

           IRS Identification No. Of Above Person                    94-2966540

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                          England

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             PN







     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 3 of 26


       1   Name Of Reporting Person H&Q VENTURES INTERNATIONAL C.V.

           IRS Identification No. Of Above Person                    98-0059340

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                   Netherlands Antilles

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             PN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 4 of 26


       1   Name Of Reporting Person H&Q VENTURES III

           IRS Identification No. Of Above Person                    94-2740985

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             PN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 5 of 26


       1   Name Of Reporting Person H&Q VENTURES IV

           IRS Identification No. Of Above Person                    94-2940347

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                       [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             PN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 6 of 26


       1   Name Of Reporting Person ANGLO-CONTINENTAL VENTURE INVESTORS (BVI)
                                    LIMITED

           IRS Identification No. Of Above Person                    98-0105345

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                  British Virgin Islands

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             CO



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 7 of 26


       1   Name Of Reporting Person H&Q ALLIANCE FUND

           IRS Identification No. Of Above Person                    94-2936823

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             PN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 8 of 26


       1   Name Of Reporting Person HAMQUIST

           IRS Identification No. Of Above Person                    94-2800484

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             PN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                   Page 9 of 26


       1   Name Of Reporting Person H&Q INVESTORS

           IRS Identification No. Of Above Person                    94-2917768

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             PN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 10 of 26


       1   Name Of Reporting Person H&Q NOVA 1983

           IRS Identification No. Of Above Person                    94-2917769

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                                -0-
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                     -0-

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                            -0-

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                            0.0%
       12   Type Of Reporting Person

                                             PN






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 11 of 26


       1   Name Of Reporting Person H&Q MICRION INVESTORS, L.P.

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             PN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 12 of 26


       1   Name Of Reporting Person HAMBRECHT & QUIST GUARANTY FINANCE, L.P.

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             PN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 13 of 26


       1   Name Of Reporting Person GUARANTY FINANCE MANAGEMENT CORP.

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             CO



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 14 of 26


       1   Name Of Reporting Person HAMBRECHT & QUIST VENTURES PARTNERS

           IRS Identification No. Of Above Person                    94-2949080

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EAC  H                            725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             PN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 15 of 26


       1   Name Of Reporting Person H&Q MANAGEMENT CORPORATION

           IRS Identification No. Of Above Person

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             CO



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 16 of 26


       1   Name Of Reporting Person RVR SECURITIES CORP.

           IRS Identification No. Of Above Person                    94-3181298

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             CO



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 17 of 26


       1   Name Of Reporting Person HAMBRECHT & QUIST GROUP

           IRS Identification No. Of Above Person                    94-2856927

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                        California

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             CO



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 18 of 26


       1   Name Of Reporting Person WILLIAM R. HAMBRECHT

           IRS Identification No. Of Above Person                   ###-##-####

       2   Check The Appropriate Box If A Member Of A Group           (a)  [ ]

                                                                      (b)  [x]
       3   SEC USE ONLY



       4   Citizenship Or Place Of Organization

                                       United States

                          5    Sole Voting Power

                                                     -0-
         NUMBER OF
          SHARES          6    Shared Voting Power
        BENEFICIALLY
        OWNED BY EACH                              725,558*
         REPORTING
        PERSON WITH       7    Sole Dispositive Power

                                                     -0-
                          8    Shared Dispositive Power

                                                   725,558*

        9   Aggregate Amount Beneficially Owned By Each Reporting Person

                                          725,558*

       10   Check Box If The Aggregate Amount In Row (9) Excludes Certain
            Shares*                                                        [ ]


       11   Percent Of Class Represented By Amount In Row 9

                                           18.0%*
       12   Type Of Reporting Person

                                             IN



     * See Item 4 below






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 19 of 26

             Item 1(a).     Name of Issuer.

                       Micrion Corporation (the "Issuer").

             Item 1(b).     Address of Issuer's Principal Executive
                            Offices.

                       One Corporation Way, Peabody, MA 01960.

             Item 2(a).     Names of Persons Filing.

                       Reference is made to Item 1 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(b). Address of Principal Business Office or, if none, Residence.

                       The address of each reporting person is One Bush
             Street, San Francisco, California 94104.

             Item 2(c).     Citizenship.

                       Reference is made to Item 4 of each of the cover
             pages of this Amendment, which Items are incorporated by reference herein.

             Item 2(d).     Title of Class of Securities.

                       Common Stock, no par value ("Common Stock").

             Item 2(e).     CUSIP Number.

                       59479P-10-2

             Item 3.   Type of Reporting Person.

                       Not applicable.

             Item 4.   Ownership.

                       Reference is hereby made to Items 5-9 and 11 of
             each of the cover pages to this Amendment, which Items are incorporated by reference herein. According to information furnished to the reporting persons by the Issuer, there were 4,028,814 shares of Common Stock issued and outstanding as of June 30, 1996. At June 30, 1996, the following shares of Common Stock were held directly by the following persons:






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 20 of 26

                                                Common Stock
                  Person                        Directly Owned

                  H&Q London Ventures                    -0-

                  H&Q Ventures International C.V.    109,631

                  H&Q Ventures III                    63,195

                  H&Q Ventures IV                    136,921

                  Anglo-Continental Venture
                  Investors (BVI) Limited                 18

                  H&Q Alliance Fund                        2

                  Hamquist                                16

                  H&Q Investors                           12

                  H&Q Nova 1983                          -0-

                  H&Q Micrion Investors, L.P.        154,239

                  H&Q Guaranty Finance, L.P.          89,000

                  Hambrecht & Quist Group             86,255

                  William R. Hambrecht                19,602
                                                     _______

                  Subtotal                           658,891
                                                     =======


                       In addition, RVR Securities Corp. has a warrant
             that is currently exercisable to purchase 66,667 shares of Common Stock.

                       Because voting and investment decisions concerning
             the above securities may be made by or in conjunction with Hambrecht & Quist Venture Partners, Guaranty Finance Management Corporation, H&Q Management Corporation,
             Hambrecht & Quist Group and William R. Hambrecht, each of the reporting persons may be deemed a member of a group that shares voting and dispositive power over all of the above securities. Although the reporting persons are reporting such securities as if they were members of a group, the filing of this Amendment shall not be construed as an admission by any reporting person that it is a beneficial owner of any securities other than those directly held by such reporting person.






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 21 of 26

                       Under the definition of "beneficial ownership" in
             Rule 13d-3 under the Securities Exchange Act of 1934, it is also possible that the individual general partners of Hambrecht & Quist Venture Partners and/or the directors and executive officers of Hambrecht & Quist Group or other entities might be deemed the "beneficial owners" of some or all of the securities to which this Amendment relates in that they might be deemed to share the power to direct the voting or disposition of such securities. Neither the filing of this Amendment nor any of its contents shall be deemed to constitute an admission that any of such individuals is, for any purpose, the beneficial owner of any of the securities to which this Amendment relates, and such beneficial ownership is expressly disclaimed.

                       This Amendment does not include shares of Common
             Stock, if any, held by Hambrecht & Quist LLC in its trading account if it is a market maker in the Issuer's Common Stock.

             Item 5.   Ownership of Five Percent or Less of a Class.

                       Not applicable.

             Item 6. Ownership of More Than Five Percent on Behalf of Another Person.

                       Not applicable.

             Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company.

                       Not applicable.

             Item 8.   Identification and Classification of Members of the
                       Group.

                       Not applicable.

             Item 9.   Notice of Dissolution of Group.

                       Not applicable.

             Item 10.  Certification.

                       Not applicable.






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 22 of 26

                                      Signature

                    After reasonable inquiry and to the best of their knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

          DATED:  July 31, 1996.

          H&Q LONDON VENTURES               ANGLO-CONTINENTAL VENTURE
                                            INVESTORS (BVI) LIMITED

          By: /s/ Jackie A.Berterrectche
              __________________________    By: /s/ Jackie A. Berterrectche
              Jackie A. Berterretche            ___________________________
              Attorney-in-Fact                  Jackie A. Berterretche
                                                Attorney-in-Fact

          H&Q VENTURES INTERNATIONAL,
          C.V.                              H&Q ALLIANCE FUND


          By: /s/ Jackie A. Berterrectche   By: /s/ Jackie A. Berterrectche
              ___________________________       ___________________________
              Jackie A. Berterretche            Jackie A. Berterretche
              Attorney-in-Fact                  Attorney-in-Fact


          H&Q VENTURES III                  HAMQUIST


                                            By: /s/ Jackie A. Berterrectche
          By: /s/ Jackie A. Berterrectche       ___________________________
              ___________________________       Jackie A. Berterretche
              Jackie A. Berterretche            Attorney-in-Fact
              Attorney-in-Fact

                                            H&Q INVESTORS
          H&Q VENTURES IV

                                            By: /s/ Jackie A. Berterrectche
          By: /s/ Jackie A. Berterrectche       ___________________________
              ___________________________       Jackie A. Berterretche
              Jackie A. Berterretche            Attorney-in-Fact
              Attorney-in-Fact






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 23 of 26

          H&Q NOVA 1983                     H&Q MANAGEMENT CORPORATION


          By: /s/ Jackie A. Berterrectche   By: /s/ Jackie A. Berterrectche
              ___________________________       ___________________________
              Jackie A. Berterretche            Jackie A. Berterretche
              Attorney-in-Fact                  Attorney-in-Fact


          H&Q MICRION INVESTORS, L.P.       RVR SECURITIES CORP.


          By: /s/ Jackie A. Berterrectche   By: /s/ William Timken
              ___________________________       ___________________________
              Jackie A. Berterretche            William Timken
              Attorney-in-Fact                  President

          HAMBRECHT & QUIST GUARANTY
          FINANCE, L.P.                     HAMBRECHT & QUIST GROUP


          By: /s/ Steve Machtinger          By: /s/ Jackie A. Berterrectche
              ___________________________       ___________________________
              Steve Machtinger                  Jackie A. Berterretche
              Vice President of GP              Attorney-in-Fact


          GUARANTY FINANCE MANAGEMENT       WILLIAM R. HAMBRECHT
          CORP.

                                            By: /s/ Jackie A. Berterrectche
          By: /s/ Steve Machtinger              ___________________________
              ___________________________       Jackie A. Berterretche
              Steve Machtinger                  Attorney-in-Fact
              Vice President of GP


          HAMBRECHT & QUIST VENTURE
          PARTNERS


          By: /s/ Jackie A. Berterrectche
              ___________________________
              Jackie A. Berterretche
              Attorney-in-Fact






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 24 of 26

                                    EXHIBIT INDEX



          Exhibit A      Joint Filing Undertaking           Page 25






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 25 of 26

                               JOINT FILING UNDERTAKING

                    The undersigned, being duly authorized thereunto, hereby execute this agreement as an exhibit to this Amendment to
          Schedule 13G to evidence the agreement of the below-named parties, in accordance with rules promulgated pursuant to the Securities Exchange Act of 1934, to file this Amendment and any subsequent amendment jointly on behalf of each of such parties.

          DATED:  July 31, 1996.

          H&Q LONDON VENTURES               ANGLO-CONTINENTAL VENTURE
                                            INVESTORS (BVI) LIMITED
          By: /s/ Jackie A. Berterretche
              __________________________    By: /s/ Jackie A. Berterretche
              Jackie A. Berterretche            __________________________
              Attorney-in-Fact                  Jackie A. Berterretche
                                                Attorney-in-Fact

          H&Q VENTURES INTERNATIONAL,
          C.V.                              H&Q ALLIANCE FUND

          By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
              __________________________        __________________________
              Jackie A. Berterretche            Jackie A. Berterretche
              Attorney-in-Fact                  Attorney-in-Fact

                                            HAMQUIST
          H&Q VENTURES III

          By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
              __________________________        __________________________
              Jackie A. Berterretche            Jackie A. Berterretche
              Attorney-in-Fact                  Attorney-in-Fact


          H&Q VENTURES IV                   H&Q INVESTORS

          By: /s/ Jackie A. Berterretche
              __________________________    By: /s/ Jackie A. Berterretche
              Jackie A. Berterretche            __________________________
              Attorney-in-Fact                  Jackie A. Berterretche
                                                Attorney-in-Fact






     CUSIP No. 59479P-10-2           SCHEDULE 13G                  Page 26 of 26

          H&Q NOVA 1983                     H&Q MANAGEMENT CORPORATION


          By: /s/ Jackie A. Berterretche    By: /s/ Jackie A. Berterretche
              __________________________        __________________________
              Jackie A. Berterretche            Jackie A. Berterretche
              Attorney-in-Fact                  Attorney-in-Fact


          H&Q MICRION INVESTORS, L.P.       RVR SECURITIES CORP.


          By: /s/ Jackie A. Berterretche    By:  /s/ William Tinken
              __________________________         _________________________
              Jackie A. Berterretche              William Tinken
              Attorney-in-Fact                    President


          HAMBRECHT & QUIST GUARANTY        HAMBRECHT & QUIST GROUP
          FINANCE, L.P.

                                            By: /s/ Jackie A. Berterretche
          By: /s/ Steve Machtinger              __________________________
              __________________________        Jackie A. Berterretche
              Steve Machtinger                  Attorney-in-Fact
              Vice President of GP

          GUARANTY FINANCE MANAGEMENT       WILLIAM R. HAMBRECHT
          CORP.

                                            By: /s/ Jackie A. Berterretche
          By: /s/ Steve Machtinger              __________________________
              __________________________        Jackie A. Berterretche
              Steve Machtinger                  Attorney-in-Fact
              Vice President

          HAMBRECHT & QUIST VENTURE
          PARTNERS


          By: /s/ Jackie A. Berterretche
              __________________________
              Jackie A. Berterretche
              Attorney-in-Fact